Exhibit 99.1
GEOVAX LABS ANNOUNCES REVERSE STOCK SPLIT;
APPLIES FOR LISTING ON NASDAQ
1:50 Reverse Split to be Effective After Market Close on April 27, 2010
Ticker Symbol to Change from GOVX to GOVXD for 20 Days
ATLANTA, Ga., April 16, 2010 — GeoVax Labs, Inc. (OTC Bulletin Board: GOVX), a biotechnology company that creates, develops, and tests innovative HIV/AIDS vaccines, today announced it will implement a 1-for-50 reverse stock split effective following the close of business on April 27, 2010. After the reverse stock split, the Company will be authorized to issue up to 40 million shares of stock, of which approximately 15.7 million shares will be outstanding. For the 20-day period beginning April 28, 2010, GeoVax’s ticker symbol will be “GOVXD” to reflect the post-split price. Following that period, the ticker symbol will revert to “GOVX.”
The Company also announced that it has applied for listing its common stock on NASDQ Capital Market. The reverse split is intended, among other things, to allow the Company to meet NASDAQ’s minimum stock price requirements. The Company’s listing on NASDAQ is subject to review by NASDAQ and is dependent upon the Company meeting all relevant quantitative and qualitative listing criteria.
Robert T. McNally, PhD, President and CEO of GeoVax, commented, “I am grateful for the support of the shareholders in approving our reverse split; 78% of all outstanding shares voted in favor of the proposal, with 91% of the shares represented at the special shareholder meeting voting in favor. In addition to helping us meet the requirements for listing on NASDAQ, we believe the reverse stock split will help us attract new institutional and retail support in the market.”
About GeoVax Labs, Inc.
GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus — AIDS) and other infectious agents. Our goals include developing AIDS vaccines for global markets, manufacturing and testing these vaccines under GMP/GLP conditions (FDA guidelines), conducting phase human trials for vaccine safety and effectiveness, and obtaining regulatory approval to move the product forward. Preventative phase 1 human clinical trials tested GeoVax’s DNA/MVA vaccine. All tested combinations and doses of our DNA and MVA AIDS vaccines in human volunteers demonstrated ability to raise Anti-AIDS immune responses as well as for their safety. Successful results from all phase 1 testing of GeoVax’s vaccines supported the initiation of the first phase 2 testing of our product. GeoVax’s phase 2 human trial began in January 2009 and involves 225 participants at sites in the United States and South America. Long term, we expect that GeoVax will enter into agreements to out-license manufacturing technology to major vaccine production companies and distribution rights to key companies in several global markets in return for upfront fees, collaborative development agreements, and royalties on sales and distribution revenues. Internal vaccine manufacture and sale will be considered by GeoVax. For more information, please visit www.geovax.com.
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Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax’s filings with the Securities and Exchange Commission including those set forth at “Risk Factors” in GeoVax’s Form 10-K.
Contact
At The Investor Relations Group:
Investor Relations
James Carbonara / Jason Strominger
or
Public Relations
Janet Vasquez / Robin O’Malley
(212) 825-3210
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